Exhibit 5.1

March 17, 2014

Vocera Communications, Inc.

525 Race Street

San Jose, California 95126

Ladies and Gentlemen:

At your request, we have examined the Registration Statement on Form S-8 (the “Registration Statement”) to be filed by Vocera Communications, Inc., a Delaware corporation (the “Company”), with the Securities and Exchange Commission (the “Commission”) on or about March 17, 2014 in connection with the registration under the Securities Act of 1933, as amended (the “Securities Act”), of an aggregate of 1,498,028 shares of the Company’s Common Stock (the “Stock”), that are subject to issuance by the Company (a) upon the exercise or settlement of awards granted or to be granted under the 2012 Equity Incentive Plan (the “2012 EIP”) and (b) upon the exercise of purchase rights to be granted by the Company under the 2012 Employee Stock Purchase Plan (the “2012 ESPP”).

In rendering this opinion, we have examined such matters of fact as we have deemed necessary in order to render the opinion set forth herein, which included examination of the following:

(1)	A copy of the Restated Certificate of Incorporation of the Company approved by the Company’s Board of Directors (the “Board”) on June 20, 2011 and the Company’s stockholders (the “Stockholders”) on or about March 7, 2012, and as filed with and certified by the Delaware Secretary of State on April 2, 2012 (the “Restated Certificate”), which is certified by the Company in the Management Certificate (as defined below) as being complete and in full force and effect, unmodified and unrepealed as of the date of this opinion;

(2)	A copy of the Restated Bylaws of the Company approved by the Board on July 25, 2013 and by the Stockholders on or about March 7, 2012 (the “Restated Bylaws”), which is certified by the Company in the Management Certificate as being complete and in full force and effect, unmodified and unrepealed as of the date of this opinion;

(3)	The Registration Statement, together with the Exhibits filed as a part thereof or incorporated therein by reference;

(4)	The prospectuses prepared in connection with the Registration Statement (each a “Prospectus”);

(5)	Copies of minutes of meetings of, and actions by the written consent of, the Board and the Stockholders provided to us by the Company relating to the adoption, approval, authorization and/or ratification of (i) the Restated Certificate, (ii) the Restated Bylaws, (iii) the Registration Statement and the issuance of Stock by the Company pursuant to the Registration Statement, and (iv) the adoption of the 2012 EIP and the 2012 ESPP;

(6)	The stock records for the Company that the Company has provided to us (consisting of a list of the stockholders, optionholders and warrantholders of the Company that was prepared by the Company and

Vocera Communications, Inc.

March 17, 2014

provided to us as of March 17, 2014 and a list of any outstanding options, warrants or other rights to purchase the Company’s capital stock, and verifying the number of such issued and outstanding securities and a certificate of Computershare Trust Company, N.A., the Company’s transfer agent, dated March 17, 2014 regarding the Company’s outstanding shares of Common Stock as of March 14, 2014);

(7)	A Bringdown Certificate of Good Standing issued by the Secretary of State of the State of Delaware dated March 17, 2014, stating that the Company is in good standing and has a legal corporate existence under the laws of the State of Delaware (the “Certificate of Good Standing”); and

(8)	A management certificate addressed to us and dated of even date herewith executed by the Company containing certain factual representations (the “Management Certificate”).

In our examination of documents for purposes of this opinion, we have assumed, and express no opinion as to, the genuineness of all signatures on original documents, the authenticity and completeness of all documents submitted to us as originals, the conformity to originals and completeness of all documents submitted to us as copies, the legal capacity of all persons or entities executing the same, the lack of any undisclosed termination, modification, waiver or amendment to any document reviewed by us and the due authorization, execution and delivery of all documents where due authorization, execution and delivery are prerequisites to the effectiveness thereof. We have also assumed that the transfer agent and registrar for the Stock will appropriately register such issuance in the books and records of the Company and issue an appropriate account statement evidencing the Stock credited to the recipient’s account.

As to matters of fact relevant to this opinion, we have relied solely upon our examination of the documents referred to above and have assumed the current accuracy and completeness of the information obtained from the documents referred to above and the representations and warranties made by representatives of the Company to us, including but not limited to those set forth in the Management Certificate. We have made no independent investigation or other attempt to verify the accuracy of any of such information or to determine the existence or non-existence of any other factual matters.

We are admitted to practice law in the State of California, and we render this opinion only with respect to, and express no opinion herein concerning the application or effect of the laws of any jurisdiction other than, the existing laws of the United States of America, of the State of California and of the Delaware General Corporation Law and reported judicial decisions relating thereto.

With respect to our opinion expressed in paragraph (1) below as to the valid existence and good standing of the Company under the laws of the State of Delaware, we have relied solely upon the Certificate of Good Standing and representations made to us by the Company.

In accordance with Section 95 of the American Law Institute’s Restatement (Third) of the Law Governing Lawyers (2000), this opinion letter is to be interpreted in accordance with customary practices of lawyers rendering opinions to third parties in connection with the filing of a registration statement with the Commission of the type described herein.

Based upon the foregoing, it is our opinion that:

1.	the Company is a corporation validly existing, in good standing, under the laws of the State of Delaware; and

2.	the 1,498,028 shares of Stock that may be issued and sold by the Company (a) upon the exercise or settlement of awards granted or to be granted under the 2012 EIP or (b) upon the exercise of purchase rights to be granted by the Company under the 2012 ESPP, when issued, sold and delivered in accordance with the applicable plan and plan agreements to be entered into thereunder and in the manner and for the consideration stated in the Registration Statement and relevant Prospectus, will be validly issued, nonassessable and, to our knowledge, fully paid.

Vocera Communications, Inc.

March 17, 2014

We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to all references to us, if any, in the Registration Statement, the Prospectuses constituting a part thereof and any amendments thereto. This opinion is rendered as of the date first written above and based solely on our understanding of facts in existence as of such date after the aforementioned examination. This opinion is intended solely for use in connection with issuance and sale of shares subject to the Registration Statement and is not to be relied upon for any other purpose. We assume no obligation to advise you of any fact, circumstance, event or change in the law or the facts that may hereafter be brought to our attention whether or not such occurrence would affect or modify any of the opinions expressed herein.

Very truly yours,

FENWICK & WEST LLP

/s/ Daniel J. Winnike

3